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FOR IMMEDIATE RELEASE
Monday, August 31, 1998

CONTACTS
R. Scott Murray                Press Contact:            Investor Relations:
Chief Financial Officer and    Susan Getgood             John Suske
Executive Vice President       (617) 494-5674            (617) 494-5816
(617) 494-5861                 sgetgood@learningco.com   jsuske@learningco.com
smurray@learningco.com


                    The Learning Company, Inc. Completes Merger
                          with Broderbund Software, Inc.


CAMBRIDGE, MA - The Learning Company, Inc. (NYSE: TLC) today announced the completion of its previously announced merger with Broderbund Software, Inc. (NASDAQ: BROD). The transaction was approved today by the stockholders of The Learning Company and Broderbund at each company's respective special meeting of stockholders. As a result of the merger, Broderbund has become a wholly-owned subsidiary of The Learning Company.

In the merger, each outstanding share of Broderbund common stock was converted into the right to receive 0.8 shares of Learning Company common stock. As of the record date of July 22, 1998 there were 21,024,689 shares of Broderbund common stock outstanding. The transaction is structured as a tax-free reorganization for federal income tax purposes and as a pooling of interests for accounting purposes.

Broderbund Software, Inc. develops, publishes and markets a broad line of interactive software for use in homes, schools and small businesses. Its award-winning, major franchises include Carmen Sandiego, The Print Shop, Living Books, and Family Tree Maker Since its founding in 1980, Broderbund has repeatedly broken new ground, conceiving and developing families of software products with enduring customer appeal based on creativity, innovation and ease-of-use.

The Learning Company, Inc. (NYSE: TLC) is one of the country's leading developers of consumer software for the entire family. The company publishes some of the best-known education, reference, personal productivity and family entertainment brands in the U.S., including Reader Rabbit, Oregon Trail, Sesame Street, Mavis Beacon, Princeton Review, National Geographic, Compton's, PrintMaster and Chessmaster. The company's products are sold in more than 23,000 retail stores in North America and through multiple distribution channels including school sales, online, direct marketing and OEM. The Learning Company also develops, publishes and distributes products internationally through subsidiaries in France, Germany, the United Kingdom, Holland, Japan and Australia, and with distributors throughout Europe, Latin America and the Pacific Rim. The Company's headquarters are located at One Athenaeum Street, Cambridge, Mass. 02142; telephone 617-494-1200; fax 617-494-1219. The corporate Web site is located at www.learningco.com, and Customer Service can be reached at 617-761-3000.

NOTE: All trademarks are the property of their respective holders.